Exhibit 107

Calculation of Registration Fee

			Proposed		Proposed
			Maximum		Maximum
Title of Each Class			Offering		Aggregate		Amount of
of Securities to be	Amount to be		Price		Offering		Registration
Registered	Registered(1)		Per Share		Price		Fee
Common stock to be offered for resale by selling stockholder	320,000	(2)	$0.71	(3),(4)	$227,200	(4)	$25.04	(4)

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.
(2)	The registrant’s previously filed Registration Statement on Form S-1 (File No. 333-259183) consisted of up to 1,600,000 shares of common stock to be sold to Triton Funds, LP under the investment agreement dated August 20, 2021.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(4)	Calculated based on the closing price per share ($0.95) for Liberty Star Uranium & Metals Corp.’s common stock on July 26, 2021, as reported by the OTC Markets Group’s OTCQB, which resulted $1,136,000 maximum aggregate offering price under the registrant’s previously registered Registration Statement on Form S-1 (File No. 333-259183), representing a 20% increase int eh maximum aggregate offering price, for which a filing fee of 123.94 was paid.